EXHIBIT 99.1

CNET Networks, Inc. Press Release dated January 29, 2002

FOR IMMEDIATE RELEASE

CNET NETWORKS REPORTS FOURTH QUARTER AND YEAR- END FINANCIAL RESULTS

Meets Revenue and EBITDA Guidance; Significantly Lowers Cost Structure

SAN FRANCISCO, January 29, 2002 - CNET Networks, Inc. (Nasdaq: CNET) today announced results for the fourth quarter and fiscal year ended December 31, 2001. Net revenues for the fourth quarter totaled $70.2 million, compared to pro forma1 net revenues of $120.0 million for the same period of 2000. The company reported an adjusted EBITDA2 loss of $4.6 million for the fourth quarter of 2001, versus pro forma adjusted EBITDA of $18.1 million in the fourth quarter of 2000. CNET Networks' adjusted loss, excluding amortization and impairment of goodwill and intangible assets, business integration expenses, realized gains (losses) and impairment of investments, extraordinary interest expense and income taxes, was $13.4 million or $0.10 per share, versus pro forma income of $13.2 million or $0.09 per share in the fourth quarter of 2000.

For the 12-month period ended December 31, 2001, the company generated net revenues of $285.8 million, compared to pro forma net revenues of $427.7 million for the same period of 2000. The company reported an adjusted EBITDA loss of $46.1 million for the year, versus pro forma adjusted EBITDA of $46.6 million in the twelve months ended December 31, 2000. CNET Networks' adjusted loss, excluding amortization and impairment of goodwill and intangible assets, business integration expenses, realized gains (losses) and impairment of investments, extraordinary interest expense and income taxes, was $77.0 million or $0.56 per share, versus pro forma adjusted income of $22.4 million or $0.16 per share in 2000.

On a Generally Accepted Accounting Principles (GAAP) basis, CNET Networks' net loss for the fourth quarter of 2001 was $81.2 million, or $0.59 per share, versus a net loss of $392.1 million, or $3.12 per share for the same period last year. The company's GAAP net loss for fiscal year 2001 was $2.0 billion, or $14.52 per share, versus a net loss of $484.0 million, or $5.18 per share for the same period last year. During the year the company took a non-cash charge of $1.1 billion related to impairment of goodwill and a non-cash charge related to amortization of goodwill of $678.6 million. In addition, the company incurred integration charges of $43.0 million related to its reduction in workforce and an abandonment of leases, and a non-cash write-down of privately held investments of $148.4 million.

"In early 2001, we set goals to stabilize and improve our revenue quality, introduce new creative capabilities to leverage the Internet medium as a marketing platform, grow our relationships with our most important customers, integrate the CNET and ZDNet operations, and lower our cost structure, " said Shelby Bonnie, Chairman and Chief Executive Officer of CNET Networks. "We were successful in achieving our goals in a very tough business climate. In the face of many challenges, we have distinguished CNET Networks as a company with the improved fundamentals that will allow us to grow and expand as the global leader in one of the most important categories, with a clear path toward revenue growth and renewed profitability."

Leading Information Provider in the Online Technology Marketplace

The Internet is the number-one source of technology information for IS/IT professionals and business decision makers as they research and compare products, and make brand and purchase decisions. With its award-winning, world-class staff of technology editors, journalists and product reviewers, CNET Networks is the leading online provider of original technology content and services, including free, qualified and paid services that leverage the power of the Internet. User metrics that highlight the strength of the company's network of Web sites include:

  Overall, CNET Networks ranked as the Internet's 13th largest US property and the 10th largest property worldwide in December3.
  CNET Networks reaches approximately 65 million unique browsers worldwide each month, based on the new, standard measurement protocol recently announced by the Interactive Advertising Bureau (IAB).
  The company reached 66 percent of all IS/IT professionals and 39 percent of all managerial/professional business decision makers on the Web4. CNET Networks' sites also reach 74 percent of all C-level executives using the Internet in their technology purchase process5.
  Average daily page views totaled 38.7 million, an increase of nine percent over Q3 2001.

Generating Greater Value from User Base

CNET Networks continues to expand its qualified user base through registration initiatives within its email newsletter and download service offerings. Through this ongoing effort, the company gathers user demographic data to develop a more interactive relationship with its core audience of IT professionals and business decision makers, and ultimately create a more personalized user experience and more targeted marketing opportunities for customers. This has yielded the following results:

  The total number of email subscribers increased 39 percent year-over-year to 14.5 million.
  CNET Networks' outbound media business delivered over 600 million direct request emails in Q4.
  User registrations grew 59 percent to 17.5 million compared to Q3, boosted by new initiatives on the company's popular Download.com site, which supported approximately 2.7 million downloads per day during Q4, up four percent over Q3 2001 and 35 percent over the prior year's fourth quarter.

Expanding Position as the Preferred Marketing Platform for Tech Vendors

During the fourth quarter, CNET Networks maintained its large base of advertising customers and its high rate of renewal among its largest customers, and continued to gain market share versus print media, as follows:

  CNET Networks' advertising customer base in Q4 totaled more than 1,500 companies, which was even with the previous quarter.
  In the fourth quarter of 2001, 92 percent of the company's top 100 advertisers renewed from Q3, up from an 83 percent renewal rate in Q3.
  The company continued to gain a greater percentage of top technology marketers' budgets. The top 20 technology companies spent 11 percent less in print in the first 11 months of 2001 than they spent in 20006. Those same 20 companies spent 6.5 percent more with CNET Networks in 2001 versus 2000.

"There is increasing recognition among technology vendors that the Internet transcends other media in its ability to offer comprehensive marketing opportunities, targeting audiences more effectively than ever, and conveying information and messages in ways that fully engage our users and marketing partners," said Bonnie. "An increasing number of technology buyers turn to the Web more frequently for product and buying information, and CNET Networks is extremely well positioned within this landscape. We will continue to lead the charge in innovating new ways for marketers to reach this critical buying audience, and to take advantage of the unique attributes of the Internet as a robust marketing platform." Recently introduced marketing solutions programs include:

  LaunchPad, a cross-media marketing program designed to create immediate awareness and demand for new product launches among millions of technology-interested users. It provides an easy way for technology vendors to expose their products to up to 10 million core technology buyers in a seven- day period, a breadth and quality of audience not replicable in any other medium.
  Bull's-Eye, a targeted email-marketing program offering the ability to reach pre-qualified segments of CNET Networks' expansive technology buying audience with 100-percent efficiency. It allows highly targeted messaging against CNET Networks' 14.5 million registered users, qualified by industry, title, size of company and location.

Driving Commerce and Diversifying Revenue through Innovative Products and Services

While CNET Networks will continue to expand its core, online marketing business, it also plans to develop a range of new, non-advertising offerings, such as customer marketing tools and fee-based premium content offerings, that will harness the marketing capabilities that are unique to the Web, and ultimately enhance its service to both its sophisticated tech-oriented users and its marketing partners. Highlights of the company's developing diversified revenue streams include:

  Through its network of commerce sites, including Shopper.com, ComputerShopper.com and mySimon.com, CNET Networks delivered 29.6 million total leads to merchants, or an average of 322,000 leads per day during the fourth quarter, an increase of 14 percent from the Q3 2001.
  CNET Channel ended Q4 with 171 data licensees, a 23 percent year-over-year increase. Based on an electronic database of more than one million technology product SKUs in 18 languages, CNET Channel's DataSource and complementary products enable resellers, distributors and e-commerce customers to cost effectively outsource their comparative product information needs.
  CNET Channel recently expanded and renewed its partnership with Yahoo!, through which DataSource will power a range of Yahoo! Shopping sites under a multi-year licensing agreement. In addition to Yahoo!, CNET Channel continues to partner with industry leaders including Dell, Hewlett-Packard, Ingram Micro, Synnex, Tech Data, and many others.

Delivering Operating Synergies and Lower Costs

Other business achievements in the fourth quarter included a successfully deployed global IT infrastructure for enhanced operational efficiencies and an improved cost structure and cash position, as follows:

  In 2001, CNET Networks completed the majority of its capital investment to establish a global IT infrastructure with shared content publishing, ad serving, commerce and data management projects, designed to produce long-term financial benefits from operational efficiencies.
  The company's total cash operating expenses, excluding integration expenses, were $74.8 million in Q4, down 10 percent from the third quarter of 2001 and 27 percent below Q4 2000.

Investments & Outlook

"We expect 2002 to be another challenging year for the technology advertising marketplace as we see the economy and capital spending slowly recover," said Bonnie. "With our refined operating model and a significantly reduced cost structure in place, we plan to build market share and even stronger long-term relationships with core customers. While the technology market remains temporarily challenged, the category will only become more important as the economy regains positive momentum and as businesses increase spending for future growth. CNET Networks is now well positioned to regain profitability and rapid margin improvement once technology spending improves."

CNET Networks' cash and marketable debt securities, including restricted cash, equaled approximately $233 million on December 31, 2001. Management estimates net revenues will be in the range of $55 to $60 million for the first quarter of 2002. The company is targeting 2002 annual revenue of $265 million to $285 million. Based on these revenue goals, management believes reasonable EBITDA targets are a loss of between $10 million and $17 million in the first quarter, and between $5 million and a loss of $23 million for full-year 2002. For further guidance, please refer to the addendum that follows the financial statements.

The company currently expects this financial outlook will not be updated until the release of CNET Networks' next quarterly earnings announcement. The company does, however, reserve the right to update its financial outlook at any time for any reason.

Conference Call and Web Cast

CNET Networks will host a conference call to discuss its fourth quarter financial and operating performance and the company's outlook for the remainder of 2001 beginning at 5:00 pm ET (2:00 pm PT), today, January 29, 2002. To listen to the discussion, please visit ir.cnet.com and click on the link provided for the web cast conference call or dial (706) 679-3076. The web cast will be archived and available through February 8, 2002 at the URL listed above.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements set forth in the "Investments and Outlook" section and in the attached "Guidance to the Investment Community", as well as other statements throughout the release that are identified by the words "expect," "estimate," "target," "believe," "anticipate" "intend" and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward- looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a continued or worsening slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by continuing weakness in corporate or consumer spending, the failure of existing advertisers to meet their commitments, or other factors; that cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the acquisition of businesses or the launch of new lines of business, which could increase operating expense and dilute operating margins; the inability to attract new customers for the company's channel services products; increased competition, which could lead to negative pressure on the company's pricing or the need for increased spending on marketing or product enhancements; failure of marketing partners to purchase new marketing opportunities created by the company; and the failure of the company's users to adopt new paid service offerings. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2000, subsequent Forms 10-Q and Forms 8-K, and its Form S-3 as filed on September 19, 2001, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov. Additional information will be available in the Company's Form 10-K for the year ended December 31, 2001, which will be filed in the near future.

About CNET Networks, Inc.

CNET Networks, Inc. is the global source of information and commerce services for the technology industry. As a top 10 Internet company with established Web sites in 20 countries and content in 18 languages, CNET Networks connects buyers, sellers and suppliers throughout the IT supply chain with award-winning content via the Web, wireless devices, broadband, radio and print. Its respected brand portfolio includes CNET, ZDNet, TechRepublic, mySimon, News.com, download.com, shopper.com, Computer Shopper magazine, CNET Radio, and CNET Channel.

1 All results for 2000 are presented on a pro forma basis as if the October 2000 acquisition of ZDNet had occurred on Jan. 1, 2000.

2 Earnings before interest, income taxes, other income (expense), realized gains (losses) and impairment on investments, depreciation of property and equipment, business integration expenses, and amortization and impairment of goodwill and intangible assets.

3 Nielsen/NetRatings US audience measurement for home and work usage, December 2001; and Nielsen/Net Ratings Global Web watch for home usage, December 2001.

4 Nielson//NetRatings Custom Demographic Report, Q3 2001 work cumulative.

5 IntelliQuest eBranding Study of hardware decision makers, Q2 2001.

6 Adscope, December 2001.

# # #

Investor Relations Contact: Media Contact:

Robert Borchert, (212) 503-3505, robertb@cnet.com; Martha Papalia, (617) 225-3340, martha.papalia@cnet.com

CNET Networks, Inc.
Proforma Consolidated Statements of Operations
(Unaudited)
(000s, except per share data)

                                                       Three Months Ended              Year Ended
                                                        December 31,                December 31, 2001
                                                  ------------ -------------  ------------ -------------
                                                      2001        2000(A)         2001        2000(A)
                                                  ------------  ------------  ------------  ------------
Revenues. . . . . . . . . . .  . . . . . . . . . $     70,248  $    120,045  $    285,805  $    427,674

Cost of revenues . . . . . . . . . . . . . . . .       39,820        43,843       169,444       174,404
                                                  ------------  ------------  ------------  ------------
    Gross profit . . . . . . . . . . . . . . . .       30,428        76,202       116,361       253,270

Operating expenses:
   Sales and marketing . . . . . . . . . . . . .       25,553        51,318       127,504       168,936
   General and administrative. . . . . . . . . .        9,459         6,793        34,971        37,778
                                                  ------------  ------------  ------------  ------------
                                                       35,012        58,111       162,475       206,714

     EBITDA                                            (4,584)       18,091       (46,114)       46,556

   Integration expenses (B)(C) . . . . . . . . .        6,365         1,195        42,992         1,195
   Depreciation. . . . . . . . . . . . . . . . .        6,260         5,541        24,417        18,707
   Amortization of goodwill and
    intangible assets . . . . . . . . . . . . .        60,086       182,725       678,602       763,083
   Goodwill impairment . . . . . . . . . . . . .            -             -     1,075,000             -
                                                  ------------  ------------  ------------  ------------
                                                       72,711       189,461     1,821,011       782,985
                                                  ------------  ------------  ------------  ------------
    Operating loss . . . . . . . . . . . . . . .      (77,295)     (171,370)   (1,867,125)     (736,429)

Other income (expense):
   Realized gain (loss) on investments, net . .           (89)     (384,678)     (174,261)     (277,783)
   Interest expense, net. . . . . .  . . . . . .         (521)            -        (3,691)            -
   Other. . . . . . . . . . . . . . . . . . . .        (2,061)          676        (2,808)       (5,410)
                                                  ------------  ------------  ------------  ------------
    Total other income (expense). . . . . . . .        (2,671)     (384,002)     (180,760)     (283,193)
                                                  ------------  ------------  ------------  ------------
    Loss before income taxes and
     extraordinary item . . . . . . . . . . . .       (79,966)     (555,372)   (2,047,885)   (1,019,622)

     Income tax expense (benefit) . . . . . . .         1,191      (130,947)      (64,657)      (81,339)
                                                  ------------  ------------  ------------  ------------
    Loss before extraordinary item. . . . . . .       (81,157)     (424,425)   (1,983,228)     (938,283)
     Extraordinary interest expense,
      net of tax benefit . . . . . . . . . . . .            -             -        (6,260)            -
                                                  ------------  ------------  ------------  ------------
   Net loss. . . . . . . . . . . . . . . . . . . $    (81,157) $   (424,425) $ (1,989,488) $   (938,283)
                                                  ============  ============  ============  ============

Proforma (loss) earnings per share(D). . . . . . $      (0.10) $       0.09  $      (0.56) $       0.16
                                                  ============  ============  ============  ============
Basic and diluted net loss per share. . . . . .  $      (0.59) $      (3.16) $     (14.52) $      (7.17)
                                                  ============  ============  ============  ============
Shares used in calculating proforma (loss)
  earnings per share (E) . . . . . . . . . . . .  138,072,173   140,469,221   137,062,987   139,019,595
                                                  ============  ============  ============  ============
Shares used in calculating basic and diluted
  net loss per share (F) . . . . . . . . . . . .  138,072,173   134,218,022   137,062,987   130,773,579
                                                  ============  ============  ============  ============

(A) The condensed proforma financial statements for the three months and year ended December 31, 2000 include the results of ZDNet as if acquired on January 1, 2000.

(B) Integration expenses include $3,468 and $14,719 of workforce reduction costs, $1,753 and $21,307 of leasehold abandonment costs, and $1,144 and $6,966 of other integration related charges for the three months and year ended December 31, 2001, respectively.

(C) For US GAAP reporting purposes integration expenses are recorded as cost of revenues of; $105 and $8,641, sales and marketing of; $262 and $2,038, and general and administrative expenses of; $5,998 and $32,313, for the three months and year ended December 31, 2001, respectively.

(D) Proforma (loss) earnings per share is calculated based on net loss excluding impairment and amortization of goodwill and intangible assets, integration expenses, realized gain (loss) and impairment on investments, extraordinary interest expense and income tax expense (benefit).

(E) Shares used in calculating proforma (loss) earnings per share for the three months and year ended December 31, 2000 includes shares and options issued in connection with the acquisition of ZDNet as if ZDNet was acquired on January 1, 2000.

(F) Shares used in calculating basic and diluted loss per share for the three months and year ended December 31, 2000 includes shares and options issued in connection with the acquisition of ZDNet as if acquired on January 1, 2000.

CNET Networks, Inc.
Consolidated Statements of Operations
Unaudited
(000s, except per share data)

                                                    Three Months Ended             Year Ended
                                                       December 31,                December 31,
                                               --------------------------  --------------------------
                                                   2001          2000          2001          2000
                                               ------------  ------------  ------------  ------------
Revenues. . . . . . . . . . .  . . . . . . .  $     70,248  $    110,975  $    285,805  $    264,019

Cost of revenues . . . . . . . . . . . . . .        39,925        37,150       178,085        86,700
                                               ------------  ------------  ------------  ------------
    Gross profit . . . . . . . . . . . . . .        30,323        73,825       107,720       177,319

Operating expenses:
   Sales and marketing . . . . . . . . . . .        25,815        50,591       129,542       107,321
   General and administrative. . . . . . . .        15,457         7,214        67,284        31,008
   Depreciation. . . . . . . . . . . . . . .         6,260         5,268        24,417        15,442
   Amortization of goodwill and
    intangibles assets. . . . . . . . . . . .       60,086       178,174       678,602       340,406
   Goodwill impairment. . . . . . . . . . . .            -             -     1,075,000             -
                                               ------------  ------------  ------------  ------------
    Total operating expenses . . . . . . . .       107,618       241,247     1,974,845       494,177
                                               ------------  ------------  ------------  ------------
    Operating income (loss) . . . . . . . . .      (77,295)     (167,422)   (1,867,125)     (316,858)

Non-operating income (expense):
   Realized gains on sale of investments . .           449         9,914         9,547       134,911
   Realized losses on sale of investments . .          (93)         (714)       (8,553)      (13,610)
   Realized losses on impairment
     of public investments . . . . . . . . .             -      (393,425)      (26,866)     (393,425)
   Realized losses on impairment
     of private investments . . . . . . . . .         (445)         (453)     (148,389)       (5,659)
   Interest income.. . . . . .  . . . . . . .        1,825         5,505        11,924        20,364
   Interest expense. . . . . .  . . . . . . .       (2,346)       (4,492)      (15,615)      (17,981)
   Other. . . . . . . . . . . . . . . . . . .       (2,061)         (204)       (2,808)       (1,321)
                                               ------------  ------------  ------------  ------------
    Total non-operating income (expense). . .       (2,671)     (383,869)     (180,760)     (276,721)
                                               ------------  ------------  ------------  ------------
    Income (loss) before income taxes &
     extraordinary item . . . . . . . . . . .      (79,966)     (551,291)   (2,047,885)     (593,579)

     Income tax expense (benefit) . . . . . .        1,191      (159,207)      (64,657)     (109,599)
                                               ------------  ------------  ------------  ------------
    Income (loss) before extraordinary item.       (81,157)     (392,084)   (1,983,228)     (483,980)
     Extraordinary interest expense,
      net of tax benefit . . . . . . . . . .             -             -        (6,260)            -
                                               ------------  ------------  ------------  ------------
   Net loss. . . . . . . . . . . . . . . . .  $    (81,157) $   (392,084) $ (1,989,488) $   (483,980)
                                               ============  ============  ============  ============

Basic and diluted net loss per share. . . . . $      (0.59) $      (3.12) $     (14.52) $      (5.18)
                                               ============  ============  ============  ============
Shares used in calculating
  basic and diluted per share . . . . . . . .  138,072,173   125,868,275   137,062,987    93,460,649
                                               ============  ============  ============  ============

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(000s)

                                                    December 31,  December 31,
                                                        2001          2000
                                                    ------------  ------------
Assets
Current assets
     Cash and cash equivalents . . . . . . . . . . $     93,439  $    148,797
     Investments in marketable debt securities . .       46,760        52,864
     Investments in marketable equity securities .          189        55,512
     Accounts receivable, net. . . . . . . . . . .       56,495        95,573
     Other current assets. . . . . . . . . . . . .       11,048        43,254
     Deferred income tax . . . . . . . . . . . . .       18,235         8,445
                                                    ------------  ------------
       Total current assets . . . . . . . . . . .       226,166       404,445

Restricted cash . . . . . . . . . . . . . . . . .        16,270        20,514
Investments in marketable debt securities . . . .        76,777        81,823
Investments in marketable equity securities . . .             -         4,375
Property and equipment, net . . . . . . . . . . .        79,043        59,288
Other assets . . . . . . . . . . . . . . . . . . .       41,069       184,520
Deferred income taxes . . . . . . . . . . . . . .             -         5,196
Intangible assets, net . . . . . . .  . . . . . .        96,131       135,105
Goodwill, net . . . . . . .  . . . . . . . . . . .      279,357     1,967,095
                                                    ------------  ------------
       Total assets . . . . . . . . . . . . .  . . $    814,813  $  2,862,361
                                                    ============  ============

Liabilities and Stockholders' Equity
Current liabilities
     Accounts payable. . . . . . . . . . . . . . . $      7,324  $     19,045
     Accrued liabilities . . . . . . . . . . . . .       79,957        92,973
     Current portion of long-term debt . . . . . .          267         5,831
     Deferred income tax liability . . . . . . . .            -         6,554
                                                    ------------  ------------
        Total current liabilities. . . . . . . . .       87,548       124,403

Non-current liabilities:
     Long-term debt . . . . . . . . . . . . . . .       176,785       180,194
     Other long term liabilities  . . . . . . . .         6,981         4,991
                                                    ------------  ------------
        Total liabilities  . . . . . . . . . . . .      271,314       309,588

Stockholders' equity:
     Common stock; $0.0001 par value; 400,000,000 shares
      authorized; 138,300,625 and 135,159,843 shares
      issued and outstanding in 2001 and 2000,
      respectively. . . . . . . . . . . . . . . .            14            14
     Notes receivable from stockholders . . . . .          (563)       (1,038)
     Additional paid-in-capital. . . . . . . . . .    2,695,443     2,665,025
     Other comprehensive income. . . . . . . . . .      (12,789)       37,872
     Deferred stock compensation . . . . . . . . .         (481)         (508)
     Retained deficit . . . . . . . . . . . . . .    (2,107,716)     (118,228)
     Treasury stock, at cost . . . . . . . . . . .      (30,409)      (30,364)
                                                    ------------  ------------
        Total stockholders' equity . . . . . . . .      543,499     2,552,773
                                                    ------------  ------------
        Total liabilities and stockholders' equity $    814,813  $  2,862,361
                                                    ============  ============

CNET Networks, Inc.

Guidance to the Investment Community

$ in millions, except EPS       Q4 2001         Q1 2002 est.       Fiscal 2002 est.
                                 Actual        Low   -   High      Low   -   High

Net Revenues                     $70.2         $55   -   60        $265  -   285

Cash operating expense           $74.8         $70   -    72       $280  -   288

EBITDA                           ($4.6)       ($17)  -   (10)      ($23)  -    5

Depreciation expense              $6.3             $6.8                 $27

Interest expense/other             $2.5            $1.0                  $4

Pro forma EPS *                  ($0.10)     ($0.18) - ($0.13)    ($0.39) - ($0.19)

Note: shares outstanding including options calculated, are a function of stock price and difficult to forecast.

* Proforma (loss) earnings per share is calculated based on net loss excluding impairment and amortization of goodwill and intangible assets, integration expenses, realized gain (loss) and impairment on investments, extraordinary interest expense and income tax expense (benefit). Pro forma EPS is calculated based on 139 million and 140 million CNET shares outstanding in Q1 2002 and fiscal 2002, respectively.

Safe Harbor Statement:

This table consists solely of forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The statements set forth in the "Investments and Outlook" section and in the attached "Guidance to the Investment Community", as well as other statements throughout the release that are identified by the words "expect," "estimate," "target," "believe," "anticipate", "intend" and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a continued or worsening slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by continuing weakness in corporate or consumer spending, the failure of existing advertisers to meet their commitments, or other factors; that cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the acquisition of businesses or the launch of new lines of business, which could increase operating expense and dilute operating margins; the inability to attract new customers for the company's channel services products; increased competition, which could lead to negative pressure on the company's pricing or the need for increased spending on marketing or product enhancements; failure of marketing partners to purchase new marketing opportunities created by the company; and the failure of the company's users to adopt new paid service offerings. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2000, subsequent Forms 10-Q and Forms 8-K, and its Form S-3 as filed on September 19, 2001, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov. Additional information will be available in the Company's Form 10-K for the year ended December 31, 2001, which will be filed in the near future.